Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR THE

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005

AND PROVIDES UPDATED 2005 AND 2006 GUIDANCE

Third Quarter 2005 results include:

•                  Net revenues of $58.7 million, an increase of 41% over third quarter 2004

•                  Net income of $10.6 million, an increase of 43% over third quarter 2004

•                  Diluted earnings per share of $0.26 versus diluted earnings per share of $0.18 cents in the third quarter 2004, an increase of  44%

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non GAAP measure) of $22.1 million, an increase of 43% over third quarter 2004

Guidance for full year 2005:

•                  Net revenues of between $211 million and $215 million

•                  Diluted earnings per share of between $0.93 and $0.96

Guidance for full year 2006 (based solely on existing product portfolio):

•                  Net revenues of between $265 million and $275 million

•                  Diluted earnings per share of between $1.15 and $1.20

Alpharetta, GA (October 26, 2005) – First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced results for the third quarter and nine months ended September 30, 2005.  Net revenues for the third quarter of 2005 were $58.7 million compared with $41.6 million for the quarter ended September 30, 2004.  Net income for the quarter ended September 30, 2005 was $10.6 million, or $0.26 per diluted share, compared with net income of $7.4 million, or $0.18 per diluted share for the third quarter of 2004.  Cost of revenues was $8.8 million for the third quarter of 2005, producing gross margins of 85%, compared with gross margins of 79% for the third quarter of 2004.  Selling, general and administrative expenses were $26.5 million for the third quarter of 2005 compared with $16.7 million for the quarter ended September 30, 2004.  The increase in selling, general and administrative expenses resulted primarily from the costs associated with adding more than 100 sales representatives in the second quarter of 2005, the launch costs for Triglide, and an increase in royalty and commission expenses related to the increased revenues. The Company’s financial results for the third quarter of 2005 also included the launch of Triglide, which commenced in July 2005.

For the nine months ended September 30, 2005, net revenues increased 36% to $149.5 million from $109.6 million for the nine months ended September 30, 2004.  Net income for the first nine months of 2005 increased 46% to $26.2 million, or $0.65 per diluted share, compared with net income of $18.0 million, or $0.45 per diluted share for the nine months ended September 30, 2004.  Cost of revenues was $23.3 million for the first nine months of 2005, producing a gross margin of 84%, compared with $21.3 million with a gross margin of 81% for the first nine months of 2004.  Selling, general and administrative expenses were $68.2 million for the nine months ended September 30, 2005, compared with $46.3 million for the nine months ended September 30, 2004.

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First Horizon’s CEO and President, Patrick Fourteau, commented, “We are pleased with our results for the third quarter.  The continued growth of Sular, the performance of our recently acquired products, and the continued success of our prenatal line of vitamins contributed to the solid performance.  Triglide has been well received in the marketplace and we believe the uptake of the product will be dependent on our ability to penetrate managed care.  The recent addition of Triglide to Medco Health and another national Pharmacy Benefit Manager bodes well for the growth of Triglide moving forward.”

Cardiology Products

Net revenues of the Company’s Cardiology products were $43.8 million, or 75% of net revenues, for the third quarter of 2005 compared with $23.2 million, or 56% of net revenues, for the third quarter of 2004.

New prescriptions of Sular increased 18.0% and total prescriptions increased 16.3% for the third quarter of 2005 compared with the third quarter of 2004 (Source: IMS Health’s National Prescription Audit Plus™ data).

Fortamet captured a 1.3% market share of new prescriptions and a 1.1% market share of total prescriptions of the metformin market as of September 2005. Altoprev captured a 0.4% market share of new prescriptions and a 0.5% market share of total prescriptions of the statin market as of September 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

The Company launched Triglide in July 2005.  Triglide captured a 0.7% market share of the fibrate market new prescriptions and 0.3% market share of its total prescriptions as of September 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which currently include the Prenate line and Ponstel were approximately $10.1 million, or 17% of net revenues, for the quarter ended September 30, 2005, compared with $6.7 million, or 16% of net revenues, for the quarter ended September 30, 2004.  The leveling off of Women’s Health revenues for third quarter 2005 compared to the second quarter 2005 is attributed in part to the normal product life cycle of Prenate Elite, which was launched in April 2004 and in part to our increased sales emphasis on Triglide.  Prenate Elite, the only prescription prenatal vitamin with Metafolin, garnered approximately 378,000 total prescriptions in the third quarter and captured a 13.7% market share of prenatal multi-vitamins new prescriptions and 14.4% market share of prenatal multi-vitamins total prescriptions (Source: IMS Health’s National Prescription Audit Plus™ data).

OptiNate captured a 8.1% market share of the EFA prenatal vitamin market for new prescriptions and 7.6% market share of its total prescriptions as of September 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

Development

We continued to increase our development efforts, spending $1.4 million in the third quarter of 2005 compared to $0.5 million in third quarter of 2004 and expect to continue increasing development expenditures going forward.  As a result of our development efforts, we expect to commence clinical trials of our Sular line extension in early 2006.

Outlook

Full Year 2005 – First Horizon expects full year 2005 revenues to be in the range of $211 million to $215 million and diluted earnings per share to be in the range of $0.93 to $0.96.

Full Year 2006 – First Horizon expects full year 2006 revenues to be in the range of $265 million to $275 million and diluted earnings per share to be in the range of $1.15 to $1.20.   This approximates a 25% increase in revenues and earnings per share on a year over year basis.

Our 2006 projections, which are based solely on sales of the products in our current portfolio, anticipate investments of 3% to 5% of net revenues into research and development, and a sales force of approximately 525 sales representatives.  The 2006 earnings projections do not include the requirement to incur stock compensation expense in 2006.

Conference Call

First Horizon will host a conference call on Wednesday, October 26, 2005, beginning at 5:00 p.m. Eastern Daylight Time to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.fhrx.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 573-4840 for domestic callers and (617) 224-4326 for international callers.  All callers should use passcode 64151068 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets, sells and develops prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 15 branded prescription products of which 8 are actively promoted to high-prescribing physicians through its nationwide sales force of approximately 470 representatives. First Horizon’s web site address is: www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•                  We may not attain expected revenues and earnings;

•                  The 60 mg Altoprev product is currently experiencing manufacturing issues.  If the issues cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected;

•                  If we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels;

•                  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted;

•                  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products  belong and unfavorable clinical studies about such class of drugs;

•                  Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products;

•                  We may not be able to protect our competitive position for our promoted products from patent infringers;

•                  Sales of our Tanafed and Robinul products have been adversely affected by the introduction of knock-off and generic products, respectively;

•                  An issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

•                  We may incur unexpected costs in integrating new products into our operations;

•                  We may be unable to develop or market line extensions for our products including Sular, Triglide and Fortamet, or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory.  If these risks occur, our operating results would be adversely affected;

•                  Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation;

•                  An adverse ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results;

•                  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales substantially and adversely impacting our financial results;

•                  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•                  We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels);

•                  An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•                  If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•                  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

•                  If generic competitors that compete with any of our products are introduced our revenues may be adversely affected; and

•                  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

The Company’s product names are trademarks, in some cases registered, of the Company.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Net revenues	$58,718	$41,559	$149,491	$109,567

Operating costs and expenses:
Cost of revenues	8,768	8,895	23,290	21,295
Selling, general and administrative	26,480	16,699	68,240	46,287
Depreciation and amortization	6,217	4,330	16,322	12,600
Research and development	1,399	479	2,285	1,023
Total operating costs and expenses	42,864	30,403	110,137	81,205

Operating income	15,854	11,156	39,354	28,362

Other income (expense), net	(126)	463	(535)	769

Income before provision for income taxes	15,728	11,619	38,819	29,131
Provision for income taxes	5,094	4,184	12,593	11,140

Net income	$10,634	$7,435	$26,226	$17,991

Net income per common share:
Basic	$0.30	$0.21	$0.75	$0.50
Diluted	$0.26	$0.18	$0.65	$0.45

Weighted average common shares outstanding:
Basic	35,119	35,767	35,071	35,870
Diluted	42,548	43,521	42,569	42,205

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	Sept. 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,658	$36,586
Marketable securities	83,183	160,636
Accounts receivable, net	32,504	23,833
Inventories	33,013	15,824
Other current assets	20,628	16,438
Total current assets	183,986	253,317

Property and equipment, net	5,385	5,110

Other assets:
Intangibles, net	321,502	229,953
Other assets	4,438	10,104
Total other assets	325,940	240,057

Total assets	$515,311	$498,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,390	$14,569
Accrued expenses	16,203	20,508
Total current liabilities	25,593	35,077

Long-term liabilities:
Convertible debt	150,000	150,000
Other long-term liabilities	6,703	4,998
Total liabilities	182,296	190,075

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	289,703	288,335
Retained earnings	69,541	43,315
Deferred compensation	(215)	—
Accumulated other comprehensive loss	(2,860)	(87)
Treasury stock	(23,190)	(23,190)
Total stockholders’ equity	333,015	308,409

Total liabilities and stockholders’ equity	$515,311	$498,484

FIRST HORIZON PHARMACEUTICAL CORPORATION

Reconciliation of EBITDA*

(Unaudited, in thousands)

	For the Quarter Ended Sept. 30, 2005	For the Nine Months Ended Sept. 30, 2005
Net income as reported (GAAP)	$10,634	$26,226
Add: Other expense, net	126	535
Add: Provision for income taxes	5,094	12,593
Add: Depreciation and amortization	6,217	16,322
Earnings before interest, taxes, depreciation and amortization	$22,071	$55,676

* The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
866-352-4401
ir@fhrx.com